UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION
              WASHINGTON, D.C.


                SCHEDULE 13G


 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                (AMENDMENT NO. 3)*

                CONMED CORP
____________________________________________
              (Name of Issuer)

                Common Stock
____________________________________________
        (Title of Class of Securities)

                 207410101
____________________________________________
                (CUSIP NUMBER)

Check the following box if a fee is being
paid with this statement (   ).  (A fee is
not required only if the filing person:  (1)
has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
       2 of 7

CUSIP NO. 207410101 13G


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            George D. Bjurman & Associates
            IRS Identification No.95-2654860
____________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) ______
____________________________________________
3.     SEC USE ONLY
____________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       California
____________________________________________
                      5.   SOLE VOTING POWER
                                4,700

NUMBER OF SHARES      6.   SHARED VOTING POWER
BENEFICIALLY                    -0-
OWNED BY EACH REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE POWER
                                4,700

                      8.   SHARED DISPOSITIVE POWER
                                -0-
______________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON
       4,700
______________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES
       N/A
____________________________________________
11.    PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9
       0.03%
____________________________________________
12. TYPE OF REPORTING PERSON
       IA
       3 of 7

CUSIP NO.  207410101

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON
            George Andrew Bjurman*
            ###-##-####
_____________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
____________________________________________
3.     SEC USE ONLY
____________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
____________________________________________
                        5.   SOLE VOTING POWER
                                -0-

NUMBER OF SHARES        6.   SHARED VOTING POWER
BENEFICIALLY                    4,700*
OWNED BY EACH REPORTING
PERSON WITH             7.   SOLE DISPOSITIVE POWER
                                -0-

                        8.   SHARED DISPOSITIVE POWER
                                4,700*
______________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON
       4,700*
____________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES
       N/A
____________________________________________
11.    PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9
       0.03%
____________________________________________
12.    TYPE OF REPORTING PERSON
       IN
*The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.
       4 of 7

CUSIP NO.  20741010113G

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON
            Owen Thomas Barry III*
            ###-##-####
_____________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
____________________________________________
3.     SEC USE ONLY
____________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
____________________________________________
                      5.   SOLE VOTING POWER
                                -0-

NUMBER OF SHARES      6.   SHARED VOTING POWER
BENEFICIALLY                    4,700*
OWNED BY EACH REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE
POWER                           -0-

                      8.   SHARED DISPOSITIVE POWER
                                4,700*
_____________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH
       4,700*
_____________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN
     ROW (9) EXCLUDES CERTAIN SHARES
       N/A
_____________________________________________
11.    PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9
       0.03%
_____________________________________________
12.    TYPE OF REPORTING PERSON
       IN
*      The filing of this statement shall
not be deemed an admission by Owen Thomas
Barry III that he beneficially owns the
securities attributed to George D. Bjurman
Associates for any purpose.
       5 of 7

Item 1.
          (a)    Name of Issuer:
                 Conmed Corp
          (b)    Address of Issuer's Principal
                 Executive Offices:
                 310 Broad Street
                 Utica, NY 13501
Item 2.
          (a)    Name of Persons Filing:
                 George D. Bjurman Associates
                 ("GDBA"),George Andrew Bjurman*
                 and Owen Thomas Barry III*.

                      *These individuals
                 may, as a result of their
                 ownership in and positions
                 with GDBA, be deemed to be
                 indirect beneficial owners of
                 the equity securities held by
                 GDBA.  The filing of this
                 statement shall not be deemed
                 an admission by George Andrew
                 Bjurman and Owen Thomas Barry
                 that either person
                 beneficially owns the
                 securities attributed to GDBA
                 for any purpose, regardless
                 of whether they are acting in
                 concert or acting severally.
          (b)    Address of Principal
                 Business Office or,if none,
                 Residence:
                      The business address
                 for GDBA and Messrs. Bjurman
                 and Barry is 10100 Santa
                 Monica Boulevard, Suite 1200,
                 Los Angeles, CA 90067.
          (c)    Citizenship:
                      GDBA is a corporation
                 organized under the laws of
                 California.  Messrs. Bjurman
                 and Barry are United States
                 citizens.
          (d)    Title of Class of Securities:
                 Common Stock
          (e)    CUSIP Number:
                 207410101
Item 3.     If this statement is filed
            pursuant to Rule 13d-1(b), or 13d-2(b),
            check whether the person filing is a:

                 GDBA is an Investment Adviser
                 registered under section 203 of
                 the Investment Advisers Act of
                 1940.
       6 of 7

Item 4.     Ownership.
          (a)    Amount Beneficially Owned:
                      As of October 31,
               1996, GDBA beneficially owned
               4,700 shares.  *Messrs.
               Bjurman and Barry III may, as
               a result of their ownership
               in and positions with GDBA,
               be deemed to be indirect
               beneficial owners of the
               equity securities held by
               GDBA.
          (b)    Percent of Class:
                 0.03%
          (c)    Number of shares as to
                 which such person has:
                    (i)sole power to vote or
                       to direct the vote:
                                -0-
                   (ii)shared power to vote
                       or to direct the vote:
                            4,700**
                  (iii)sole power to dispose
                       or to direct the
                       disposition of:
                                -0-
                   (iv)shared power to dispose
                       or to direct the
                       disposition of:
                            4,700**
                    **GDBA, as an investment
                  adviser, shares such powers only
                  to the extent that its clients may
                  be able to give instructions that
                  would supersede GDBA's otherwise
                  full discretionary authority over
                  the disposition or voting of the
                  securities in its portfolios.
Item 5.     Ownership of Five Percent or
             Less of a Class.
                 Not Applicable
Item 6.     Ownership of More than Five
             Percent on Behalf of Another Person.
                 Not Applicable
Item 7.     Identification and
             Classification of the Subsidiary
             Which Acquired the Security Being
             Reported on By the Parent Holding
             Company.
                 Not Applicable
Item 8.     Identification and Classification
             of Members of the Group.
                 Not Applicable
Item 9.     Notice of Dissolution of Group.
                 Not Applicable


       7 of 7

Item 10. Certification and Signature.

       By signing below I certify that, to
the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 SIGNATURE

       After reasonable inquiry and to the
best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      11/7/96
                      ____________
                      Date

                      /s/ George Andrew Bjurman
                      _________________________
                      Signature
                      George Andrew Bjurman
                      President & CEO,GDBA
                      _________________________
                      Name/Title

                      /s/ George Andrew Bjurman
                      _________________________
                      George Andrew Bjurman

                      /s/ Owen Thomas Barry III
                      _________________________
                      Owen Thomas Barry III